Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Peoples Bank & Trust Company 401(k) Plan and to the incorporation by reference therein of our report dated February 12, 2004, except for Note T, as to which the date is February 17, 2004, with respect to the consolidated financial statements and schedules of The Peoples Holding Company included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

Ernst & Young LLP

Birmingham, Alabama

February 1, 2005